     As filed with the Securities and Exchange Commission on March 22, 1996

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                ________________

                                   FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):    December 28, 1995


                        DUKE REALTY LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



       Indiana                      0-20625                   35-1898425
   (State or other                 (Commission              (I.R.S. Employer
   jurisdiction of                File Number)             Identification No.)
   incorporation)


                       8888 Keystone Crossing, Suite 1200
                              Indianapolis, Indiana                46240
                    (Address of principal executive offices)     (Zip Code)



     Registrant's telephone number, including area code:     (317) 574-3531



                                 NOT APPLICABLE
            (Former name or former address changed since last report)



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ITEM 5. OTHER EVENTS





    On December 28, 1995, the Partnership formed a joint venture (Dugan Realty L.L.C.) with an institutional real estate investor and purchased 25 industrial buildings totaling approximately 2.3 million square feet. Upon formation of the venture, the Partnership contributed approximately
    1.4 million square feet of recently developed and acquired industrial properties, 113 acres of recently acquired land held for future development at an agreed value of $50.8 million, and approximately $16.7 million of cash for a 50.1% interest in the joint venture. The Partnership's recorded investment at December 31, 1995 in the joint venture of $59.4 million is the sum of the carrying value of the properties, land, and cash contributed. Upon completion of 1.1 million square feet of property currently under development, the Partnership will contribute these properties to the joint venture and receive a $12.5 million cash distribution. The agreed value of the 1.1 million square feet upon contribution is expected to be approximately $25.0 million.
    The Partnership will record its investment in the joint venture related to the additional contribution at its carrying value. The joint venture partner is required to contribute cash to the venture equal to 49.9% of the agreed value of the properties contributed and this cash will be distributed to the Partnership and reduce its recorded investment in the venture. The Partnership's joint venture partner contributed cash of $67.5 million which was equal to the agreed value of the Partnership's contribution. The total cash contributed by the Partnership and the joint venture partner was used to purchase the 25 industrial buildings noted above. The recently acquired industrial properties and the undeveloped land which were contributed were acquired as part of the acquisition of Park Fletcher, Inc., an Indianapolis, Indiana based real estate development and management
    Partnership. The acquisition was accounted for under the purchase method. The recorded carrying value of acquired properties and land was equal to the net liabilities assumed plus cash paid plus mortgage indebtedness assumed of $17.4 million. The fair value of the property exceeds the Partnership's recorded investment. The operating results of the acquired properties and land have been included in the consolidated operating results subsequent to the date of acquisition. The Partnership accounts for its investment in this joint venture on the equity method because the joint venture partner's approval is required for all major decisions and the joint venture partner has equal control regarding the primary day-to-day operations of the venture.

    In addition, the Partnership acquired its unaffiliated partner's 50% interest in a joint venture which owned two suburban office rental properties (one of which was under construction as of December 31, 1995) and 40.3 acres of land held for development. The Partnership accounted for the acquisition of the 50% interest using the purchase method with its recorded investment in the properties equal to the sum of the balance of its investment in and advances to the joint venture at the date of acquisition, the net liabilities assumed and cash paid to the joint venture partner amounting to $24.4 million. The fair value of the property exceeds the Partnership's recorded investment.



                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DUKE REALTY LIMITED PARTNERSHIP

                                   By:  Duke Realty Investments, Inc.,
                                           General Partner


Date:   March 22, 1996             By:    /s/  Dennis D. Oklak
                                       ---------------------------------------
                                                 Dennis D. Oklak
                                                 Vice President and Treasurer